EXHIBIT 99.2

RESTATED ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KROLL’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003

     The following discussion of results of operations and financial condition is based upon and should be read in conjunction with our consolidated financial statements and accompanying notes thereto attached as Exhibit 99.3 to our Current Report on Form 8-K dated May 28, 2004. As discussed in Note 2 of the Notes to these consolidated financial statements, we integrated the Security Services Segment into the Consulting Services Segment, effective January 1, 2004. Accordingly, we have restated our segment data and related disclosures contained in the notes to the referenced consolidated financial statements.

GENERAL

     Kroll is a leading global provider of complementary risk consulting services. Kroll assists businesses, governments and individuals throughout the world in preventing, mitigating and responding to risk through an integrated suite of services. Effective January 1, 2004, Kroll integrated its Security Services business group into its Consulting Services business group, resulting in the following four business groups: Corporate Advisory and Restructuring Services, Consulting Services, Technology Services and Background Screening Services. Kroll’s four business groups enable Kroll to provide its clients with comprehensive, single source, risk consulting services as follows: (1) Corporate Advisory and Restructuring Services, which provides corporate restructuring, operational turnaround, strategic advisory, financial crisis management and corporate finance services; (2) Consulting Services, which provides business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence, intellectual property and infringement investigations, security architecture and design, corporate security consulting, emergency management and environmental services and protective services, operations and training; (3) Technology Services, which provides electronic discovery, data recovery and computer forensics services, along with related software solutions; and (4) Background Screening Services, which provides employee and vendor background investigations, credit screening and substance abuse testing.

OVERVIEW

     2003

     Kroll experienced strong operating growth in 2003, with substantial improvements over the results of 2002 and 2001. Over this three-year period, Kroll has developed, through internal growth and selective acquisitions, into a more diversified, better capitalized company.

     Net sales in 2003 were $485.5 million, an increase of 70.8% over 2002. In 2003, as the U.S. economy began to improve, merger and acquisition activity became more active, which resulted in increases in demand for Kroll’s U.S. consulting services. Correspondingly, as the economy began to improve, the demand for restructuring services began to decline. Although 2003 was a very profitable year for Kroll’s U.S. corporate advisory and restructuring business, Kroll expects this business to grow more slowly in the future. However, the European market for restructuring services is proceeding at a different pace. Kroll’s European turnaround business posted strong increases in 2003 and Kroll expects continued growth in this business in the next year. In addition, Kroll strengthened its technology services business by cross marketing its services and products to the clients of its other business segments and Kroll significantly broadened its background screening services as a result of its acquisition of Factual Data Corp. in August 2003.

     Gross margin in 2003, as a percentage of net sales, was 53.7%, an increase of 4.7 percentage points over 2002, primarily because of increases in gross margins in Kroll’s Corporate Advisory and Restructuring Services and Technology Services businesses, which are higher margin businesses. This increase was partially offset by a decrease in gross margin in security services. Kroll does not expect to achieve similar gross margins next year as the U.S. restructuring business grows more slowly and, as a result, this business may suffer a decrease in operating margins. Kroll’s costs of sales increased by 55.1%, primarily as a result of the inclusion of the expenses of Factual Data and the companies acquired by Kroll in 2002 and increases in professional staff in almost all of Kroll’s business groups.

     Income from continuing operations in 2003 was $46.2 million, an increase of 180.2% over 2002. Kroll’s 2003 results were impacted by the closing of some of Kroll’s offices worldwide and related elimination of employees, which resulted in a restructuring charge. Kroll also reported a loss of $8.3 million during 2003 associated with the sale of its InPhoto Surveillance subsidiary.

     2002 and 2001

     The most significant events for Kroll in the two year period ended December 31, 2002 were the sales of the O’Gara armored car business and the voice and data group in 2001. These sales allowed Kroll to redefine itself as a risk response, prevention and solutions company and concentrate on developing the lines of business that are complementary to its core risk consulting services.

     The events of September 11, 2001 also significantly impacted Kroll by changing the economic environment in which it operates. Since that time, security has been a primary concern of businesses, governments and individuals, and the demand for Kroll’s services has rapidly increased.

     In 2002, Kroll acquired Ontrack Data International, Inc. and Zolfo Cooper LLC. These acquisitions resulted in the creation of Kroll’s Technology Services Group and Corporate Advisory and Restructuring Services Group, which have significantly diversified its businesses. In addition, in 2002, Kroll raised approximately $111 million of net proceeds in a public offering of 6.3 million shares of its common stock. The proceeds were used to repay debt incurred to acquire Zolfo Cooper and for working capital and other general corporate purposes.

FUTURE BUSINESS TRENDS

     Corporate Advisory and Restructuring Services – Kroll expects its European recovery and turnaround division to grow because it believes that the number of bankruptcies and restructurings in Europe will increase. This, however, is expected to be offset by slower growth in Kroll’s U.S. restructuring operations as the opportunities for large restructuring assignments decrease and competition for those assignments increases. This competition may cause operating margins of its U.S. restructuring business to decrease over the next few years.

     Consulting Services – Kroll believes that, as the U.S. economy improves, merger and acquisition activity in the U.S. will grow, which should result in an increase in demand for its U.S. forensic accounting, financial and valuation services. This may be partially offset by increased costs of additional professional staff. In addition, as of January 1, 2004, this segment includes the Security Services group. Since the situation in Iraq does not seem to be improving, Kroll expects the demand for its security services in the Middle East, Africa and Europe to increase.

     Background Screening Services – Kroll has recently obtained several new U.S. government screening contracts, including background screening contracts with the Transportation Services Authority and the Customs and Border Patrol, and a drug screening contract with the Administrative Office of the United States Courts, which should result in increases in sales of its U.S. background checking services. If interest rates increase, the demand for mortgages is likely to decrease, which should result in a decrease in sales of Kroll’s credit screening services.

     Technology Services – Kroll believes that the legal discovery process is becoming more dependent on the collection and storage of documents electronically rather than the use of paper filing systems, which should result in greater demand for its electronic discovery services.

ACQUISITION STRATEGY

     Kroll’s strategy to increase the size of its existing business is to grow internally and through select acquisitions. Kroll has made several acquisitions in the past and intends to continue to seek such acquisitions in the future. In executing its acquisition strategy, Kroll seeks to acquire profitable companies that increase the geographic scope of Kroll’s services and that augment Kroll’s services with similar or complementary products and services.

ACQUISITIONS

     Kroll completed the following acquisitions during 2003 and 2002:

Company	Business	Segment	Date Acquired	Price
Ontrack Data International, Inc.	Data recovery, electronic discovery and computer forensic services	Technology Services	June 13, 2002	Approximately 6.9 million shares of common stock

Crucible Inc.	Elite training and protective services	Consulting Services	July 3, 2002	$1.0 million in cash plus note payable of $1.0 million

Zolfo Cooper, LLC	Corporate restructuring and operational turnaround services	Corporate Advisory and Restructuring Services	September 5, 2002	$100 million in cash, 2.9 million shares of common stock issued on January 15, 2003, 625,000 shares of common stock to be issued in March 2004 and additional shares of common stock if agreed upon profit levels are achieved.

Certico Verification Services, LLC	Background checking services	Background Screening Services	March 14, 2003	$3.5 million in cash

Personnel Risk Management	Pre-employment screening services	Background Screening Services	March 21, 2003	$1.4 million in cash plus an additional payment of up to $2.1 million if agreed upon profit levels are achieved

Invex Partners Limited	Corporate financial services	Corporate Advisory and Restructuring Services	March 25, 2003	$1.2 million in cash

Intellifacts Corporation	Background checking services	Background Screening Services	July 18, 2003	$2.2 million in cash

MIE Resource Services (Pty) Limited	Credentials verification	Background Screening Services	August 15, 2003	$0.5 million in cash plus an additional payment of up to $0.3 million if agreed upon profit levels are achieved

Factual Data Corp.	Customized information services	Background Screening Services	August 21, 2003	$87.4 million in cash and 934,712 shares of common stock

Company	Business	Segment	Date Acquired	Price
Oyez Legal Technologies Limited	Legal information management systems	Technology Services	December 1, 2003	$18.9 million in cash

     See Note 5 of the Notes to Consolidated Financial Statements for further information regarding these acquisitions.

DISCONTINUED OPERATIONS

     On June 18, 2003, Kroll sold its video surveillance subsidiary, InPhoto, for $850,000 in cash. In connection with this disposition, Kroll wrote off $7.5 million of related goodwill. InPhoto, which was part of Kroll’s Background Screening Services segment, provided surveillance services primarily to the insurance industry.

     On August 22, 2001, Kroll completed the sale of its Security Products and Services Group, other than the Russian armored car businesses, for $53.7 million. In May 2002, Kroll executed agreements to sell to local management its interest in the Russian businesses. Kroll received $150,000 upon closing, $10,000 in both the third and fourth quarters of 2002 and an additional $107,000 during 2003.

     On June 27, 2001, Kroll sold its Voice and Data Communications Group for approximately $4.0 million.

     See Note 6 of the Notes to Consolidated Financial Statements for further information regarding these dispositions.

CRITICAL ACCOUNTING POLICIES

     Kroll’s significant accounting policies, including the assumptions and judgments underlying them, are more fully described in Note 3 of the Notes to Consolidated Financial Statements. Some of Kroll’s accounting policies require the application of significant judgment by management in the preparation of the financial statements, and as a result, they are subject to a greater degree of uncertainty. In applying these policies, management uses its judgment to determine the appropriate assumptions to be used in calculating estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Kroll has identified certain of its accounting policies as the ones that are most important to the portrayal of Kroll’s financial condition and results of operations, and which require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Kroll’s critical accounting policies include the following:

     Revenue Recognition

     Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from standard hourly rate engagements is recognized as hours are incurred and revenue from standard daily rate arrangements is recognized at amounts represented by the agreed-upon billing amounts as incurred. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. Revenue provided from credit services is recognized when the information is delivered to the customer, either electronically or by other means. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations. Software revenue is recognized when shipped, with the exception of royalty-based products, for which revenue is recognized as applicable royalty reports are received. Software revenue is stated net of estimated customer returns and allowances. Kroll recognizes contingent fees as earned, i.e., upon satisfaction of all conditions to their payment.

     Accounting for Intangible and Long-lived Assets

     In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” Kroll conducts annual impairment tests of goodwill and indefinite-lived intangible assets recorded on its books in order to determine if any impairment of value may have taken place. Impairment tests will be conducted sooner if circumstances indicate that impairment may have occurred. At January 1, 2002, Kroll determined that there was no impairment of its goodwill and indefinite-lived intangible assets. At its annual evaluation of its goodwill and indefinite-lived intangible assets during the third quarter of 2003, Kroll determined that such assets were not impaired.

     Intangible assets with finite useful lives, which primarily consist of customer lists and customer relationships, internally-developed software, franchise and license agreements, trademarks and non-compete agreements, continue to be amortized on a straight-line basis. Customer lists and customer relationships are amortized over periods ranging from four to fifteen years. Internally developed software is amortized over periods ranging from seven to ten years. Franchise and license agreements are amortized over periods ranging from five to eight years and trademarks are amortized over periods ranging from three to twenty-five years. Non-compete agreements are amortized over the lives of the respective agreements, which range from three to seven and one-half years.

     In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” Kroll tests its long-lived assets, other than goodwill and indefinite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The value of a long-lived asset is impaired if the carrying value of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss will be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. In addition, in accordance with SFAS No. 144, Kroll measures long-lived assets to be disposed of by sale, including discontinued operations, at the lower of carrying amount or fair value less cost to sell.

     Foreign Currency Translation and Transactions

     Assets and liabilities of Kroll’s foreign operations are translated using year-end exchange rates. Revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of stockholders’ equity.

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions and are recorded within the statement of operations. Amounts receivable or payable in foreign currencies, other than the subsidiary’s local currency, are translated at the rates of exchange prevailing at the balance sheet date.

RESULTS OF OPERATIONS

     Our Consolidated Statements of Operations comprised the following (in thousands):

	Years Ended December 31,
	2003	2002	2001
Net Sales:
Corporate Advisory and Restructuring Services	$160,110	$71,386	$30,751
Consulting Services	164,071	132,060	130,255
Technology Services	83,273	36,438	4,380
Background Screening Services	78,022	44,364	35,672

	485,476	284,248	201,058

Cost of Sales:
Corporate Advisory and Restructuring Services	67,500	30,757	14,706
Consulting Services	95,120	79,627	85,406
Technology Services	21,993	11,237	1,752
Background Screening Services	40,308	23,437	18,863

	224,921	145,058	120,727

Gross Profit:
Corporate Advisory and Restructuring Services	92,610	40,629	16,045
Consulting Services	68,951	52,433	44,849
Technology Services	61,280	25,201	2,628
Background Screening Services	37,714	20,927	16,809

	260,555	139,190	80,331

Operating Expenses:
Selling and marketing	44,514	26,720	18,017
General and administrative	109,342	72,198	60,007
Research and development	12,124	5,845	—
Amortization of other intangibles	8,803	2,495	489
Restructuring expenses	5,794	—	2,726
Loss on sale of business unit	—	102	528
Failed financing costs	—	—	1,043
Impairment of assets	—	—	807
Failed separation costs	—	—	607

	180,577	107,360	84,224

Operating income (loss)	79,978	31,830	(3,893)
Other Income (Expense):
Interest expense, net	(4,013)	(3,921)	(4,248)
Other, net	180	(4,351)	(782)

Income (loss) before provision for income taxes	76,145	23,558	(8,923)
Provision for income taxes	29,943	7,067	2,209

Income (loss) from continuing operations	46,202	16,491	(11,132)
Discontinued Operations:
Loss from video surveillance subsidiary, net of tax	(8,310)	(191)	(603)
Income (loss) from Security Products and Services Group, net of tax	—	81	(7,541)
Loss from Voice and Data Communications Group, net of tax	—	—	(2,111)

Net income (loss)	$37,892	$16,381	$(21,387)

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

     Net Sales

     Net sales increased $201.2 million, or 70.8%.

     Corporate Advisory and Restructuring Services – Net sales for the Corporate Advisory and Restructuring Services segment increased $88.7 million, or 124.3%, due to a 43.0% increase in net sales of Kroll’s European recovery and turnaround division and the inclusion of Kroll Zolfo Cooper for the entire period in 2003. Zolfo Cooper was acquired on September 5, 2002. Kroll’s European recovery and turnaround division has experienced an increase in net sales in 2003 as the number of bankruptcies and restructurings in Europe has increased. Kroll Zolfo Cooper recognized $20.9 million of success fees during 2003 and $3.2 million of success fees in 2002. Although Kroll Zolfo Cooper recorded increased revenues in 2003, the U.S. corporate restructuring business has begun to grow more slowly.

     Consulting Services – Net sales for the Consulting Services segment increased $32.0 million, or 24.2%, primarily as a result of increases in demand for Kroll’s forensic accounting, financial and valuation services in the United States of 169.5%, increases in Kroll’s intelligence and investigative services in Europe of 23.6% and increases in Kroll’s security services operations of 30.1%. In addition, Kroll’s domestic intelligence and investigative services was up 6.9% and the Asian and Canadian regions were up 5.5% and 3.2%, respectively. The increase in demand for forensic accounting, financial and valuation services in the United States reflects an increase in merger and acquisition activity in the US markets. The increases in Kroll’s security services operations are primarily due to the results of our new Europe, Middle East and Africa security operations. Kroll is providing protection services for individuals, governments and other organizations in high-risk locations, including some large government contracts relating to Iraq. This was partially offset by decreases in our domestic security operations, especially the architecture and technical design service areas, as a result of a decrease in corporate activity due to the current domestic economic environment and a delay in the issuance of additional government contracts.

     Technology Services – Net sales for the Technology Services segment increased $46.8 million, or 128.5%, due to the inclusion of Kroll Ontrack for the entire period in 2003, as well as strong demand for Kroll Ontrack’s electronic evidence discovery and data recovery services. Kroll has increased demand for its technology services and products by cross marketing these services to the clients of its Consulting Services group. Ontrack was acquired on June 13, 2002.

     Background Screening Services – Net sales for the Background Screening Services segment increased $33.7 million, or 75.9%, due to an increase of 23.5% in the demand for Kroll’s domestic pre-employment background checking services, as well as the inclusion of revenues from Kroll Factual Data, which was acquired on August 21, 2003. Kroll Factual Data’s credit screening business was strong during 2003 because of high demand for mortgages due to low interest rates.

     Cost of Sales and Gross Profit

     Cost of sales increased $79.9 million, or 55.1%, primarily due to the inclusion of a full year of operating expenses of Kroll Ontrack and Kroll Zolfo Cooper, which were acquired on June 13, 2002 and September 5, 2002, respectively, as well as the inclusion of the operating expenses of Kroll Factual Data, which was acquired on August 21, 2003. Also affecting cost of sales were headcount increases in our European restructuring and technology businesses. Gross margin as a percentage of sales increased 4.7 percentage points from 49.0% in 2002 to 53.7% in 2003.

     Corporate Advisory and Restructuring Services – Gross margin for the Corporate Advisory and Restructuring Services segment increased 0.9 percentage points from 56.9% in 2002 to 57.8% in 2003. This is primarily attributable to the inclusion of Kroll Zolfo Cooper for the entire period in 2003 (Zolfo Cooper was acquired on September 5, 2002), and the recognition of $20.9 million in success fees in 2003. Success fees of

$3.2 million were recognized in 2002. Excluding success fees, gross margin decreased 3.4 percentage points from 54.9% in 2002 to 51.5% in 2003, primarily due to a decline in domestic corporate restructurings. As part of Kroll’s plan to increase its European business and reduce the effect of slower growth in its domestic restructuring business, Kroll hired additional professional staff in Europe. This has affected margins, but has positioned Kroll to service additional cases in Europe as well as international cases.

     Consulting Services – Gross margin for the Consulting Services segment increased 2.3 percentage points from 39.7% in 2002 to 42.0% in 2003. This increase is primarily attributable to the growth of our forensic accounting and litigation consulting practice areas, which more than offset the decline in our architecture and technical design security services businesses. Margins were also affected by new government contracts relating to security in the Middle East. Initial margins on these contracts are lower due to significant start up costs for our new Europe, Middle East and Africa operations. Margins on these contracts are expected to increase as the contracts mature.

     Technology Services – Gross margin for the Technology Services Segment increased 4.4 percentage points from 69.2% in 2002 to 73.6% in 2003. This increase is primarily due to the inclusion of Kroll Ontrack for the entire period and to the strong results of Kroll Ontrack’s data recovery and electronics evidence products. Ontrack was acquired on June 13, 2002.

     Background Screening Services – Gross margin for the Background Screening Services segment increased 1.1 percentage points from 47.2% in 2002 to 48.3% in 2003. This increase is primarily attributable to the impact of relatively higher margins from Kroll Factual Data, which was acquired on August 21, 2003. The increase in margin was partially offset by decreased margins in Kroll’s drug testing unit due to increased competition.

     Operating Expenses

     Operating expenses increased $73.2 million, or 68.3%, primarily due to the inclusion of operating expenses of Kroll Factual Data, which was acquired on August 21, 2003, and the inclusion of operating expenses for Kroll Ontrack and Kroll Zolfo Cooper for the entire year. Ontrack and Zolfo Cooper were acquired on June 13, 2002 and September 5, 2002, respectively. In addition, Kroll recorded a $6.2 million restructuring charge in 2003 and a credit of $0.4 million relating to its 2001 restructuring plan. Kroll also recognized increased expenses to support the growth in the Technology and Consulting Services Segments.

     During the third quarter of 2003, Kroll recorded a restructuring charge of $5.8 million in connection with the closure of 10 non-hub offices worldwide and the elimination of 102 employees. This charge was increased by $0.4 million during the fourth quarter of 2003 to reflect additional restructuring charges incurred. The restructuring charges recognized during 2003 were based on SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The restructuring plan was undertaken to reduce costs and improve operating efficiencies. The breakdown of this restructuring charge by segment was $4.9 million, $0.8 million, $0.3 million and $0.2 million for Consulting Services, Corporate Advisory and Restructuring Services, Background Screening Services and Corporate, respectively. The $6.2 million total restructuring charge for 2003 was offset by a credit of $0.4 million relating to Kroll’s 2001 restructuring plan.

     The initial recognition of the 2003 restructuring expense and the corresponding utilization from inception by category is as follows (in thousands):

	Restructuring	Cash	Other	Balance at
	Expense	Payments	Reductions	December 31, 2003
Employee related	$4,167	$(2,415)	$—	$1,752
Lease rentals	1,218	(546)	—	672
Write-off of leasehold improvements	205	—	(205)	—
Impairment of equipment	120	—	(120)	—
Other exit costs	443	(443)	—	—

	$6,153	$(3,404)	$(325)	$2,424

     The 2003 Plan was substantially completed during the first quarter of 2004. In addition, the restructuring charge is expected to yield an equivalent amount of savings annually.

     As a percent of net sales, selling, general and administrative expenses decreased 3.1 percentage points from 34.8% in 2002 to 31.7% in 2003.

     Interest Expense, Net

     Interest expense, net was essentially flat at $3.9 million and $4.0 million in 2002 and 2003, respectively.

     Other Income (Expense)

     Other income increased $4.5 million from a loss of $4.3 million in 2002 to income of $0.2 million in 2003. During 2002, Kroll recorded a loss of $4.5 million relating to the write-off of financing fees associated with the early repayment of its $75 million term loan in October 2002, a payment to a holder of its 6% Convertible Notes of $1.6 million in connection with certain amendments to those notes and the write-off of financing fees relating to its $15 million revolving credit facility which was terminated in September 2002. These losses were previously recorded as an extraordinary item in the Consolidated Statement of Operations prior to the adoption of SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”

     Provision for Income Taxes

     The provision for income taxes increased by $22.9 million, or 323.7%, due to higher pre-tax income and an increase in our effective income tax rate. The increase in the effective income tax rate is due to a larger proportion of total pre-tax income attributable to domestic operations in 2003, which are taxed at a higher tax rate than our foreign operations. In addition, the 2002 rate was reduced by the use of net operating loss carryforwards which were not available in 2003.

     Income from Continuing Operations

     Income from continuing operations increased $29.7 million, or 180.0%, as a result of the above-discussed factors.

     Loss from Discontinued Operations

     Loss from discontinued operations increased $8.2 million from a loss of $0.1 million in 2002 to a loss of $8.3 million in 2003. This is due to the loss on the sale of InPhoto, which was recorded during the second quarter 2003.

     Net Income

     Net income improved by $21.5 million, or 131.3%, due primarily to a $121.4 million increase in gross profit as a result of increased sales and improved margins in 2003 as well as an increase in other income of $4.5 million due to the losses recorded in 2002 in connection with the extinguishment of debt. These items were partially offset by a $73.2 million increase in operating expenses, a $22.9 million tax provision increase and an increase in loss from discontinued operations of $8.2 million.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Net Sales

     Net sales increased $83.2 million, or 41.4%.

     Corporate Advisory and Restructuring Services – Net sales for the Corporate Advisory and Restructuring Services segment increased $40.6 million, or 132.1%, due to a 38.0% increase in Kroll’s European recovery and turnaround division, and the inclusion of net sales of Kroll Zolfo Cooper for four months in 2002. Zolfo Cooper was acquired on September 5, 2002.

     Consulting Services – Net sales for the Consulting Services segment increased $1.8 million, or 1.4%, due to higher net sales in our security operations, which were due to increased demand for security consulting and design services in light of recent national and international events, and strong demand for our financial and investigative services in Europe (12.0% revenue increase) and Latin America (8.0% revenue increase). This increase was partially offset by reduced demand for security services in Latin America, where poor economic conditions exist, a reduction in revenues from the crisis management business, which Kroll exited in June 2002, and decreased revenue in our Asian operations, due to a weak economic climate and reduced merger and acquisition activity.

     Technology Services – Net sales for the Technology Services segment increased $32.1 million, or 731.9%, primarily due to Kroll’s acquisition of Ontrack on June 13, 2002.

     Background Screening Services – Net sales for the Background Screening Services segment increased $8.7 million, or 24.4%, primarily as a result of an increase of $6.7 million, or 38.0%, in demand for our domestic pre-employment background checking services. Since the events of September 11, 2001, as part of their growing concerns with security issues, U.S. companies became increasingly concerned with questions regarding their employees and potential hires, which resulted in increased demand for Kroll’s background screening services.

     Cost of Sales and Gross Profit

     Cost of sales increased $24.3 million, or 20.2%. This increase was primarily due to the inclusion of the expenses of Kroll Ontrack and Kroll Zolfo Cooper in 2002 results. Ontrack and Zolfo Cooper were acquired on June 13, 2002 and September 5, 2002, respectively. Gross margin as a percentage of sales increased 9.0 percentage points from 40.0% in 2001 to 49.0% in 2002 primarily as a result of the acquisitions.

     Corporate Advisory and Restructuring Services – Gross margin for the Corporate Advisory and Restructuring Services segment increased 4.7 percentage points from 52.2% in 2001 to 56.9% in 2002. This was attributable to increased revenues and margins from our European recovery and turnaround division, as well as the results of Kroll Zolfo Cooper’s revenues and margins for four months in 2002, which included $3.2 million of success fees. Zolfo Cooper was acquired on September 5, 2002.

     Consulting Services – Gross margin for the Consulting Services segment increased 5.3 percentage points from 34.4% in 2001 to 39.7% in 2002. This was accomplished through close management of payroll and other direct expenses which more than offset the lower gross margin in our security businesses primarily as a result of difficult economic conditions in the second half of 2002 and the reduction in gross margin of the crisis management business, which Kroll exited in June 2002.

     Technology Services – Gross margin for the Technology Services segment increased 9.2 percentage points from 60.0% in 2001 to 69.2% in 2002. The increase is primarily attributable to the acquisition of Ontrack on June 13, 2002, which had higher profit margins.

     Background Screening Services – Gross margin for the Background Screening Services segment increased 0.1 percentage points from 47.1% in 2001 to 47.2% in 2002. This increase is primarily attributable to improved margins in our domestic background checking business, which more than offset reduced margins in our substance abuse testing business and increased costs incurred in connection with the establishment of our European background screening practice in the fourth quarter of 2002.

     Operating Expenses

     Operating expenses increased $23.1 million, or 27.5%, primarily due to the inclusion of the operating expenses of Kroll Ontrack and Kroll Zolfo Cooper, which were acquired in June and September of 2002, respectively. Kroll also incurred marketing and integration expenses relating to these acquisitions in 2002. In addition, operating expenses in 2001 included $2.7 million of restructuring expenses, $1.0 million of failed financing costs, a $0.8 million charge for impairment of assets, $0.6 million of failed separation costs and a $0.5 million loss on the sale of a business unit. See Note 8 of the Notes to Consolidated Financial Statements for further information concerning these 2001 items.

     In accordance with SFAS No. 142, Kroll ceased amortizing goodwill beginning January 1, 2002. If SFAS No. 142 were applied to Kroll’s results for the year ended December 31, 2001, net income for that period would have been increased by $1.6 million, or $2.4 million before taxes.

     As a percentage of net sales, general and administrative expenses, after adjustment for goodwill amortization, decreased from 29.7% in 2001 to 25.6% in 2002.

     Interest Expense

     Interest expense, net of interest income, decreased $0.3 million, or 7.7%. This decrease reflects the higher cash balances maintained by Kroll due to its increase in cash flow from operations and its equity offering in October 2002.

     Other Income (Expense)

     Kroll recorded a loss of $4.5 million in 2002 relating to the extinguishment of debt, an increase of $4.0 million from a similar loss of $0.5 million recorded in 2001. In 2002, Kroll wrote off financing fees associated with the early repayment of its $75 million term loan in October 2002, paid a consent fee of $1.6 million to a holder of its 6% Convertible Notes in connection with certain amendments to those notes and wrote off financing fees relating to its $15 million revolving credit facility which was terminated in September 2002. In 2001, Kroll wrote off financing fees when it retired an amended bank loan and senior notes. These losses were previously recorded as an extraordinary item in the Consolidated Statement of Operations prior to the adoption of SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”

     Provision for Income Taxes

     The provision for income taxes increased $4.9 million, or 219.9%. In 2001, Kroll reported tax expense despite a pretax loss from operations, largely because of income in certain foreign and domestic jurisdictions. Additionally, certain domestic and foreign entities realized losses in 2001 from which Kroll was unable to derive tax benefits. The 2002 provision increased as a result of the increased profitability of Kroll’s operations.

     Income from Continuing Operations

     Income from continuing operations increased $27.6 million, as a result of the above-discussed factors.

     Income (Loss) from Discontinued Operations

     Results from discontinued operations improved from a loss of $10.3 million in 2001 to a loss of $0.1 million in 2002. InPhoto reported a loss from operations of $0.2 million during 2002 compared with $0.6 million during 2001. In addition, the Voice and Data Communications Group was sold in June 2001 and the Security Products and Services Group was sold to Armor Holdings, Inc. (“Armor”) on August 22, 2001.

     Net Income

     Net income improved by $37.8 million from a loss of $21.4 million in 2001 to income of $16.4 million in 2002. The increase in net income was due primarily to a $58.9 million increase in gross profit as a result of increased sales and improved margins in 2002 and a $10.2 million decrease in the loss from discontinued operations. These items were partially offset by a $23.1 million increase in operating expenses and a $4.9 million tax provision increase.

LIQUIDITY AND CAPITAL RESOURCES

     General

     Kroll historically has met its operating cash needs by utilizing borrowings under its credit arrangements to supplement cash provided by operations. Kroll currently believes that cash on hand, cash flows from operations and available borrowings under its credit facility will be sufficient to meet its current funding requirements and obligations over the next twelve months.

     Cash Flows

     Cash Flows from Operating Activities

     Continuing operations provided $83.1 million and $28.0 million of net cash in 2003 and 2002, respectively, and used $1.0 million of net cash in 2001. The year-to-year increase is due to the improvement in Kroll’s income from continuing operations. In 2003, funds were also provided by a $9.9 million decrease in working capital and a $3.1 million decrease in long-term net assets. In 2002, the funds provided by income from continuing operations were partially offset by an $8.0 million increase in working capital and a decrease of $0.8 million in long term net assets, most of which related to deferred taxes. In 2001, the funds provided by income from continuing operations were partially offset by a $7.6 million increase in working capital and an increase of $0.9 million in long-term net assets.

     Cash Flows from Investing Activities

     During 2003, 2002, and 2001, Kroll used $140.4 million, $80.8 million and $4.4 million of net cash, respectively. In 2003, Kroll made one significant acquisition, Factual Data, which accounted for approximately $81.7 million of its reported $109.1 million of acquisitions, net of cash received. Kroll acquired Factual Data for $119.0 million, including transaction costs and expenses of $2.7 million, through a combination of $87.4 million paid in cash, excluding transaction costs and expenses, and an exchange of shares, including options, for the balance. In this acquisition, Kroll obtained $8.4 million in cash resulting in the $81.7 million of net cash used. In 2002, Kroll made two significant acquisitions that accounted for substantially all of its $77.8 million of acquisitions, net of cash received. In 2002, Kroll purchased Zolfo Cooper for approximately $103.6 million in cash, including transaction costs and expenses, and an exchange of shares. This transaction resulted in $100.3 million of net cash used after deducting $3.3 million obtained in this transaction. In 2002, Kroll also acquired Ontrack through an exchange of common shares and transaction costs and expenses of approximately $3.7 million. Kroll obtained $32.0 million in cash, resulting in $28.3 million in net cash provided from this acquisition. In addition, after the acquisition of Ontrack, Kroll realized approximately $5.6 million from the sale of Kroll Ontrack’s marketable securities.

     In 2003, expenditures for property, plant and equipment totaled $14.1 million. In 2003, Kroll also made additional investments totaling $17.3 million as further discussed in Note 11 of the Notes to Consolidated Financial Statements. In 2002, expenditures for property, plant and equipment totaled $6.1 million. Cash used in investing activities in 2001 was primarily for additions to fixed assets of $3.4 million and additions to other intangible assets of $0.8 million.

     Cash Flows from Financing Activities

     Financing activities provided net cash of $1.5 million and $118.8 million in 2003 and 2002, respectively, and used net cash of $41.7 million in 2001. During 2003, Kroll made net payments of $5.3 million on its debt and repurchased $6.4 million of its common stock in open market transactions. Kroll also received $8.3 million from the exercise of stock options and $2.6 million from the issuance of stock under its employee stock purchase plan. During 2002, Kroll borrowed $75.0 million to acquire Zolfo Cooper in September 2002. In October 2002, Kroll realized net cash of approximately $110.6 million from the sale of common stock to the public, $75.0 million of which was used to repay the aforementioned September loan incurred to acquire Zolfo Cooper. Also in 2002, Kroll received $8.5 million of proceeds from the exercise of stock options. During 2001, $35.3 million of senior debt and $36.6 million of borrowings under the credit facility in place at the beginning of the year were retired, using the proceeds from the sale of the Security Products and Services Group and the proceeds from the $30.0 million of 6% Convertible Notes issued in November 2001.

     Cash Flows from Discontinued Operations

     Net cash provided by discontinued operations was $0.5 million in 2003. In 2003, Kroll sold InPhoto for $0.9 million and incurred approximately $0.4 million in expenses as a result of the sale. Net cash used by discontinued operations was $0.1 million in 2002. Legal and other professional fees of $0.6 million offset the $0.2 million proceeds from the sale of the discontinued Russian operations and the $0.3 million of cash generated by the discontinued InPhoto business. Cash of $52.6 million provided in 2001 primarily reflects the sale of the Security Products and Services Group to Armor for $53.7 million.

     Revolving Line of Credit

     On March 6, 2003, Kroll executed agreements with Fleet National Bank (“Fleet”) providing for a revolving credit facility of up to $25 million for a term of three years. Kroll’s obligations under the Fleet revolving credit facility are guaranteed by its domestic subsidiaries. In addition, the Fleet revolving credit facility is secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of Kroll’s material domestic subsidiaries and 65% of the stock of certain of the foreign subsidiaries of Kroll and its domestic subsidiaries. A $25 million revolving credit facility with Goldman Sachs & Co. was simultaneously retired on March 6, 2003.

     Borrowings under the Fleet revolving credit facility will bear interest, at Kroll’s election, at a rate per annum equal to (1) the prime rate of Fleet or (2) LIBOR plus 2.00%. During the term of the Fleet revolving credit facility, Kroll will pay Fleet a quarterly fee equal to 0.375% per annum of the unused portion of the line of credit. The Fleet revolving credit facility requires Kroll to maintain a minimum level of EBITDA and net income, contains maximum leverage and liabilities requirements and contains restrictions on the incurrence of additional debt, the creation of any liens, the payment of cash dividends, certain acquisitions and distributions to certain subsidiaries. The Fleet revolving credit facility also contains other affirmative and negative covenants and events of default customarily contained in commercial loan agreements of this type. There have been no borrowings made under this facility. At December 31, 2003, Kroll was in compliance with all covenants and provisions of this facility.

     In connection with the acquisition of Buchler Phillips during 1999, Kroll acquired a demand note with maximum borrowings of 2.5 million pounds sterling. This amount was increased to 4.4 million pounds sterling during 2002. The demand note bears interest at the Bank of England’s base rate plus 1.5%. During 2003, maximum borrowings permitted under the demand note decreased from 4.4 million pounds sterling to 4.0 million pounds sterling, or $7.1 million, as translated at December 31, 2003. The amount outstanding under this demand note at December 31, 2003 was $2.2 million, a decrease of $1.6 million from the amount outstanding at December 31, 2002 due primarily to repayments made during 2003. The interest rate at December 31, 2003 was 5.25%.

Senior Convertible Notes

     Kroll’s 6% Senior Convertible Notes mature November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. Kroll may redeem these convertible notes at par plus accrued interest, in whole or in part, beginning November 14, 2004, provided the note holders have been notified in writing 20 days in advance. The note holders may, at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are presently convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments.

     In connection with the issuance of the 6% Convertible Notes, Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount is being amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the note holders or early redemption by Kroll, the average additional non-cash interest expense resulting from this discount amortization is approximately $2.3 million, or 7.6% per year, on the $30.0 million aggregate principal amount. The amount of non-cash interest expense resulting from this discount amortization for the years ended December 31, 2003, 2002 and 2001 was $1.9 million, $1.6 million and $0.2 million, respectively. Kroll intends to redeem the 6% Convertible Notes in November 2004.

     Other Long-term Debt

     In connection with the acquisition of Factual Data on August 21, 2003, Kroll assumed Factual Data’s capitalized service license agreements with Experian Information Solutions, Inc. (“Experian”) for consumer credit reporting services. Under these agreements, Kroll Factual Data has access, on a non-exclusive basis, to all credit and other information contained in Experian’s database associated with consumers living in certain geographic areas. Each agreement has an initial term of ten years and continues for successive one-year periods unless either party delivers a written notice of intent not to renew the agreement at least six months before the end of the initial ten-year or any one-year renewal period. At December 31, 2003, the balance outstanding under these agreements was $5.0 million at an interest rate of 9.985%. These agreements currently expire in April and November of 2010 and January 2011 and are payable over a five-year term.

     Prior to its acquisition by Kroll, Factual Data issued notes as part of the purchase price for its prior acquisitions. At December 31, 2003, the balance outstanding under these notes was $2.6 million. These notes bear interest at rates ranging from 5.0% to 12.0% and are due at different times through November 2008.

     Kroll Factual Data also has various capitalized lease obligations for office furniture and fixtures and computer equipment and software. At December 31, 2003, the balance outstanding under these obligations was $263,000. Such obligations bear interest at rates ranging from 8.47% to 10.43% and mature at different times through June 2005.

     Stockholders’ Equity

     In October 2002, Kroll sold 6.3 million shares of its common stock to the public in an underwritten public offering and raised approximately $110.6 million of net proceeds, after $0.2 million of accrued expenses. Kroll used a portion of these proceeds to repay its three-year $75 million term loan incurred on September 5, 2002 to acquire Zolfo Cooper. The remaining proceeds were used for working capital to fund operations and for other general corporate purposes.

     On December 16, 2003, the Board of Directors approved the repurchase of up to 2,780,000 shares of Kroll common stock. As of December 31, 2003, Kroll had purchased 250,300 shares of its common stock for approximately $6.4 million. Kroll purchased 2,527,477 additional shares of its common stock subsequent to December 31, 2003 for approximately $64.3 million. The purchase of shares of common stock will be held in treasury in connection with the likely conversion of Kroll’s 6% Convertible Notes into 2,777,777 shares of Kroll common stock. Kroll expects to call these notes for redemption in November 2004.

     During the fourth quarter of 2003, the Board of Directors also approved the repurchase of up to $35.0 million of Kroll common stock, none of which has been purchased.

     Contractual Obligations

     Kroll’s contractual obligations were comprised of the following as of December 31, 2003 (dollars in thousands):

	Payments Due by Period
Contractual Obligations	Total	Within 1 Year	2-3 Years	4-5 Years	After 5 Years
Revolving lines of credit	$2,929	$2,929	$—	$—	$—
Current portion of long-term debt, excluding capitalized service agreements and lease obligations	1,115	1,115	—	—	—
Capitalized service agreements	5,480	3,260	2,220	—	—
Capitalized lease obligations	277	233	44	—	—
6% Convertible Notes	30,000	—	30,000	—	—
Long-term debt	1,529	—	867	662	—
Operating leases	74,375	14,732	24,540	18,731	16,372
Other long-term obligations	750	250	500	—	—

Total	$116,455	$22,519	$58,171	$19,393	$16,372

     Foreign Operations

     In addition to its U.S. facilities, Kroll has operations and assets in Argentina, Australia, Brazil, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Mexico, the Philippines, Russia, South Africa, Spain, Switzerland and the United Kingdom. Kroll also offers its services in other countries and seeks to increase its level of international business activity. Kroll’s international business exposes it to various risks. For a discussion of these risks, see “Business-Risk Factors-Kroll’s business outside the United States exposes it to numerous risks that, individually or together, could materially adversely affect its business.”

     Kroll attempts to mitigate the risks of doing business in foreign countries by separately incorporating its operations in those countries, maintaining reserves for credit losses and insuring equipment to protect against losses related to political risks and terrorism.

     Quarterly Fluctuations

     Although Kroll does have some long term contracts with its clients, its ability to generate sales is generally dependent upon obtaining many new projects each year, most of which are relatively short term. In addition, during the latter part of the fourth quarter of every year, Kroll’s business is generally impacted by fewer background screening and mortgage requests and fewer consulting assignments compared with other quarters within the year. Accordingly, period-to-period comparisons within a given year or between years will need to take this normal fluctuation into consideration.

ACCOUNTING PRONOUNCEMENTS

     Business Combinations

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” which addresses financial accounting and reporting for business combinations, including goodwill and other intangible assets acquired at acquisition. SFAS No. 141 requires all business combinations in the scope of the statement to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

     Goodwill and Other Intangible Assets

     On January 1, 2002, Kroll adopted SFAS No. 142. SFAS No. 142 established accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. SFAS No. 142 also established accounting and reporting standards for goodwill and other intangible assets subsequent to their date of acquisition. In connection with the adoption of this standard, Kroll ceased amortizing goodwill and any indefinite-lived intangible assets beginning January 1, 2002. Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over periods ranging from 12 to 40 years. See Note 10 of the Notes to Consolidated Financial Statements for the pro forma effect on 2001 had the non-amortization provisions of SFAS No. 142 been applied to that year.

     Impairment of Long-Lived Assets

     On January 1, 2002, Kroll adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which replaced SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” SFAS No. 144 retained the impairment recognition and measurement provisions of SFAS No. 121 for all long-lived assets to be held and used other than goodwill and indefinite-lived intangible assets, which are now covered by SFAS No. 142. SFAS No. 144 also requires that long-lived assets held for sale, including discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell.

     Derivative Financial Instruments

     Effective January 1, 2001, Kroll adopted SFAS No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities,” as amended. SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative.

     Through December 31, 2003, Kroll had not used hedging or derivative instruments and did not hold or issue derivative financial instruments for trading purposes. In connection with the issuance of its 1.75% convertible subordinated notes due 2014 on January 2, 2004, discussed in Note 26, Kroll will be required to mark to market an embedded interest rate derivative instrument contained within these notes. Any increase or decrease in the derivative instrument will be recorded as an adjustment to interest expense in Kroll’s Consolidated Statement of Operations.

     Other Accounting Pronouncements

     Kroll adopted several other accounting pronouncements that contained provisions that became effective during 2003 and 2002. Except as noted, none of the pronouncements had a material impact on Kroll’s consolidated results of operations or financial position. They are as follows:

•	SFAS No. 143, “Accounting for Asset Retirement Obligations;”

•	SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections;”

•	SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities;”

•	SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123;”

•	SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities;”

•	SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity;”

•	SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits – an amendment of FASB Statements No. 87, 88, and 106;”

•	FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements Nos. 5, 57, and 107, and Rescission of FASB Interpretation No. 34;” and

•	FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities – an interpretation of ARB No. 51.”

SUBSEQUENT EVENTS

     1.75% Convertible Subordinated Notes

     On January 2, 2004, Kroll issued $175.0 million aggregate principal amount of 1.75% Convertible Subordinated Notes due January 2014 (“1.75% Convertible Notes”). Kroll will pay interest on the notes on January 15 and July 15 of each year, beginning on July 15, 2004. The interest rate is subject to upward adjustment during certain periods and under certain circumstances.

     The notes may be converted into shares of Kroll common stock initially at a conversion rate of 28.5205 shares of common stock per $1,000 principal amount of notes, or 4,991,087 shares, which is equivalent to an initial conversion price of approximately $35.06 per share (subject to adjustment in certain events), under the following circumstances: (1) during specified periods, if the closing sale price of Kroll’s common stock reaches, or the trading price of the notes falls below, specified levels, (2) Kroll calls the notes for redemption, (3) during any period in which the credit ratings assigned to the notes by Moody’s and S&P are below specified levels or are suspended or withdrawn by both rating agencies or (4) specified corporate transactions occur.

     The notes are subordinated, unsecured obligations and rank equal in right of payment with all of Kroll’s other unsecured and subordinated indebtedness. The notes are subordinated in right of payment to all of Kroll’s existing and future senior indebtedness. The notes are not guaranteed by any of Kroll’s subsidiaries and, accordingly, the notes are structurally subordinated to any existing and future indebtedness and other liabilities of Kroll’s subsidiaries. The indenture governing the notes does not limit Kroll’s right or the right of Kroll’s subsidiaries to incur indebtedness in the future.

     The notes will mature on January 15, 2014. On or after January 15, 2009, Kroll may redeem all or a portion of these convertible notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. On January 15, 2009 and 2011, or upon a change in control (as defined in the indenture governing the notes), the note holders may require Kroll to repurchase all or a portion of the notes at 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. Kroll will pay cash for any notes so repurchased on January 15, 2009 but, at Kroll’s option, may pay cash, shares of Kroll common stock (valued at 95% of its market price) or a combination of cash and shares of Kroll common stock for repurchases made on January 15, 2011 or upon a change of control.

     Kroll has filed a shelf registration statement covering resales of the notes and the shares of common stock into which the notes are convertible. If the registration statement is not declared effective by June 29, 2004, liquidated damages will accrue as additional interest on the notes until the registration statement is declared effective. The liquidated damages will accrue at rates of 0.25% of the principal amount per annum up to and including the 90th day after the failure to have the registration statement declared effective and 0.5% of the principal amount per annum from and after the 91st day after the failure to have the registration statement declared effective. Liquidated damages on the notes may also accrue if the registration statement ceases to be effective or Kroll prevents or restricts sales under an effective registration statement for certain periods of time.

     Treasury Stock

     On January 2, 2004, concurrently with the completion of the offering of the notes, Kroll repurchased approximately 2.0 million shares of its common stock. As of March 1, 2004, Kroll had purchased an aggregate of approximately 2.78 million shares of its common stock for an aggregate purchase price of approximately $70.8 million.

     Change in Segment Reporting Structure

     Effective January 1, 2004, the Security Services segment was integrated into the Consulting Services segment as a result of a change in the management structure of these businesses.

     Acquisitions

     On February 5, 2004, Kroll acquired AIR Credit Reporting, Inc. (“AIR Credit”), a mortgage credit reporting company, for a purchase price of $1.3 million in cash. In addition, Kroll issued a note for $0.9 million, which accrues interest at 6% per year and is payable over three years. The results of operations of AIR Credit are included within the Background Screening Services Group subsequent to the date of acquisition.

     On March 2, 2004, Kroll acquired The Credit Network Trust, a mortgage credit reporting company, for a purchase price of $19.0 million in cash. In addition, $1.5 million is to be paid in annual installments of $500,000 over the next three years to the extent aggregate gross revenue is in excess of a predetermined amount. The results of operations of The Credit Network Trust are included within the Background Screening Services Group subsequent to the date of acquisition.

     On April 7, 2004, Kroll acquired Quality Credit Corporation, a mortgage credit reporting company, for a purchase price of $1.2 million in cash. In addition, Kroll issued a note for $1.0 million, which accrues interest at 6% per year and is payable over three years. The results of operations of Quality Credit Corporation will be included within the Background Screening Services Group subsequent to the date of acquisition.

     On May 14, 2004, Kroll acquired Quorum Litigation Services LLC (“Quorum”), which provides paper document scanning and coding services, for a purchase price of $39.0 million in cash. The results of operations of Quorum will be included within the Technology Services Group subsequent to the date of acquisition.

     Proposed Agreement and Plan of Merger between Kroll and Marsh & McLennan Companies, Inc.

     On May 18, 2004, Kroll Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Marsh & McLennan Companies, Inc. (“MMC”) and King Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of MMC, pursuant to which Merger Sub will be merged with and into Kroll and Kroll will become a wholly-owned subsidiary of MMC. In the merger, each outstanding share of Kroll common stock will be converted into the right to receive $37 in cash. All outstanding stock options, whether vested or unvested, will be converted into the right to receive, for each option, a cash payment equal to $37 less the exercise price of the option, subject to certain exceptions as described in the Merger Agreement. Completion of the merger is subject to receipt of the approval of Kroll’s stockholders and certain regulatory authorities and other customary closing conditions set forth in the Merger Agreement.